Exhibit 4.1

D.R. HORTON, INC. AND THE GUARANTORS PARTY HERETO

3.750% Senior Notes due 2019

Supplemental Indenture

Dated as of February 24, 2014

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

Trustee

TABLE OF CONTENTS

		Page
ARTICLE ONE

SCOPE OF SUPPLEMENTAL INDENTURE

Section 1.01.	General	1
Section 1.02.	Specified Modifications in Respect of the Notes	2

ARTICLE TWO

CERTAIN DEFINITIONS

ARTICLE THREE

COVENANTS

Section 3.01.	Limitations on Secured Debt	10
Section 3.02.	Restrictions on Sale and Leaseback Transactions	11
Section 3.03.	Offer to Purchase upon Change of Control Triggering Event	12

ARTICLE FOUR

MISCELLANEOUS

Section 4.01.	Governing Law	13
Section 4.02.	No Adverse Interpretation of Other Agreements	14
Section 4.03.	No Recourse Against Others	14
Section 4.04.	Successors and Assigns	14
Section 4.05.	Duplicate Originals	14
Section 4.06.	Severability	14

Exhibit A     Form of Security

Exhibit B     Form of Notification Security of Guarantee

-i-

Seventh Supplemental Indenture dated as of February 24, 2014 (“Supplemental Indenture”), to the Indenture dated as of May 1, 2012 (as amended, modified or supplemented from time to time in accordance therewith, the “Base Indenture”), by and among D.R. Horton, Inc., a Delaware corporation (the “Company”), each of the subsidiaries of the Company that are signatories hereto as the initial guarantors (the “Initial Guarantors”) and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of Notes (each as defined herein):

WHEREAS, the Company and the Trustee have duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of senior debt securities (the “Securities”) to be issued in one or more Series as in the Base Indenture provided;

WHEREAS, the Company and the Initial Guarantors desire and have requested the Trustee to join them in the execution and delivery of this Supplemental Indenture in order to establish and provide for the issuance by the Company of a Series of Securities designated as its 3.750% Senior Notes due 2019, substantially in the form attached hereto as Exhibit A (including any Additional Notes, as defined below, the “Notes”), initially guaranteed by the Initial Guarantors, on the terms set forth herein;

WHEREAS, Section 2.01 of the Base Indenture provides that a supplemental indenture may be entered into by the Company, the Initial Guarantors and the Trustee for such purpose provided certain conditions are met;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, the Initial Guarantors and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture have been done;

NOW, THEREFORE:

In consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof the Company and the Initial Guarantors mutually covenant and agree with the Trustee, for the equal and ratable benefit of the Holders, that the Base Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE ONE

Scope of Supplemental Indenture

Section 1.01. General.

The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other Securities that may have been or may hereafter be issued under the Base Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements.

Pursuant to this Supplemental Indenture, there is hereby created and designated the Notes as a Series of Securities under the Base Indenture entitled “3.750% Senior Notes due 2019.” The Notes shall be substantially in the form of Exhibit A hereto and will mature and bear interest as provided in such form and have the other terms and conditions set forth therein, this Supplemental Indenture and the Base Indenture (to the extent not superseded hereby). The Company shall pay interest on overdue principal at 3.750%; it shall pay interest on overdue installments of interest at 3.750%. The Notes shall be guaranteed by the Guarantors as provided in the form of Exhibit B hereto. The Trustee will initially be the Registrar and Paying Agent for the Notes, and DTC will initially be the Depositary for the Notes. The covenants provided in Article Three of this Supplemental Indenture are applicable (unless waived or amended as provided in the Base Indenture) so long as the Notes are outstanding or until defeasance or other discharge pursuant to the Base Indenture. An aggregate principal amount of $500.0 million of Notes will be issued on the Issue Date. Additional Notes (the “Additional Notes”) in an unlimited amount may be issued in one or more issuances from time to time on the same terms and conditions, except for issue date, and if applicable, the issue price and the first interest payment, either of which may differ from the respective terms of the previously issued Notes of same Series, and with the same CUSIP numbers as the Notes offered hereby without the consent of Holders of the Notes. The Notes initially issued hereunder and any such Additional Notes shall vote on all matters, and otherwise be treated as, a single Series for all purposes under the Indenture.

Section 1.02. Specified Modifications in Respect of the Notes.

(1) Article Six of the Base Indenture shall apply in respect of the Notes; provided that with respect to clause (3) under the first paragraph and the second paragraph of Section 6.01 of the Base Indenture, Section 3.03 hereof shall be deemed such specified provision which breach thereof shall constitute, together with Article Five of the Base Indenture, an Event of Default with notice but without passage of time.

(2) Section 7.05 of the Base Indenture shall apply in respect of the Notes; provided that the Trustee shall not have any discretion to withhold any notice of the Default with respect to any breach of Section 3.03 hereof, irrespective of any determination that withholding of such notice is in the interest of the Holders of the Notes.

(3) Article Ten of the Base Indenture shall apply in respect of the Notes; provided that, notwithstanding anything to the contrary in the Base Indenture and this Supplemental Indenture, any amendment or waiver of Section 3.03 hereof (prior to the occurrence of a Change of Control Triggering Event) will require consent of Holders of a majority of the outstanding principal amount of Notes.

ARTICLE TWO

Certain Definitions

The following terms have the meanings set forth below in this Supplemental Indenture. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture. To the extent terms defined herein differ from the Base Indenture the terms defined herein will govern.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value (discounted at the weighted average effective interest cost per annum of the outstanding debt of the Company, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

“Change of Control” means:

(1) any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of the Company and its Subsidiaries to any Person (other than a Subsidiary of the Company); provided, however, that a transaction where the holders of all classes of Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, Voting Stock representing more than 50% of the voting power of all Voting Stock of such Person immediately after such transaction shall not be a Change of Control;

(2) a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act (other than (x) the Company or (y) Donald R. Horton, Terrill J. Horton, or their respective wives, children, grandchildren and other descendants, or any trust or other entity formed or controlled by any of such individuals (each an “Excluded Person”))) publicly discloses, including, without limitation, by filing a Schedule 13D or Schedule TO, or the Company or any of its Subsidiaries publicly discloses, including without limitation, by filing any other schedule, form or report under the Exchange Act (including, without limitation, a Current Report on Form 8-K), facts indicating that such person or group has become the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock of the Company representing more than 50% of the voting power of the Voting Stock of the Company; or

(3) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; provided, however, that a liquidation or dissolution of the Company that is part of a transaction that does not constitute a Change of Control under the proviso contained in clause (1) above shall not constitute a Change of Control.

Any person or group whose acquisition of beneficial ownership constitutes a Change of Control under clause (2) of the foregoing definition in respect of which a Change of Control Offer is made in accordance with the requirements of the Base Indenture will thereafter, together with its Affiliates, constitute an additional Excluded Person.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Downgrade Event.

“Comparable Treasury Issue” means the United States Treasury security selected by at least two Reference Treasury Dealers as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount, on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (b) if such release (or any successor release) is not published or does not contain such price on such business day, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Adjusted Tangible Assets” of the Company as of any date means the Consolidated Tangible Assets of the Company and the Guarantors at the end of the fiscal quarter immediately preceding such date less (a) the book value of any assets securing any Non-Recourse Indebtedness, and (b) all short term liabilities of the Company and the Guarantors, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor to a maturity date more than one year after such date) and liabilities in respect of retiree benefits other than persons for which the Company or the Guarantors are required to accrue pursuant to Accounting Standards Codification 715-60 (or any successor provision), in each case as determined in accordance with GAAP.

“Consolidated Tangible Assets” of the Company as of any date means the book value of the total assets of the Company and the Guarantors (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, less: (i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other Persons holding equity investments in Guarantors, in each case as determined in accordance with GAAP.

“Fitch” means Fitch Ratings.

“GAAP” means generally accepted accounting principles set forth in the accounting standards codification of the Financial Accounting Standards Board or in such other statements by such or any other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“Guarantors” means (i) initially, each of:

C. Richard Dobson Builders, Inc., a Virginia corporation;

CH Investments of Texas, Inc., a Delaware corporation;

CHI Construction Company, an Arizona corporation;

CHTEX of Texas, Inc., a Delaware corporation;

Continental Homes, Inc., a Delaware corporation;

Continental Homes of Texas, L.P., a Texas limited partnership;

Continental Residential, Inc., a California corporation;

D.R. Horton — Emerald, Ltd., a Texas limited partnership;

D.R. Horton — Regent, LLC (f/k/a DRH Regrem XXVI, LLC), a Delaware limited liability company;

D.R. Horton — Schuler Homes, LLC, a Delaware limited liability company;

D.R. Horton — Texas, Ltd., a Texas limited partnership;

D.R. Horton, Inc. — Birmingham, an Alabama corporation;

D.R. Horton, Inc. — Chicago, a Delaware corporation;

D.R. Horton, Inc. — Dietz-Crane, a Delaware corporation;

D.R. Horton, Inc. — Fresno, a Delaware corporation;

D.R. Horton, Inc. — Greensboro, a Delaware corporation;

D.R. Horton, Inc. — Gulf Coast (f/k/a DRH Regrem V, Inc.), a Delaware corporation;

D.R. Horton, Inc. — Huntsville (f/k/a DRH Regrem XIII, Inc.), a Delaware corporation;

D.R. Horton, Inc. — Jacksonville, a Delaware corporation;

D.R. Horton, Inc. — Louisville, a Delaware corporation;

D.R. Horton, Inc. — Minnesota, a Delaware corporation;

D.R. Horton, Inc. — New Jersey, a Delaware corporation;

D.R. Horton, Inc. — Portland, a Delaware corporation;

D.R. Horton, Inc. — Sacramento, a California corporation;

D.R. Horton, Inc. — Torrey, a Delaware corporation;

D.R. Horton LA North, Inc. (f/k/a DRH Regrem X, Inc.), a Delaware corporation;

D.R. Horton BAY, Inc. (f/k/a D.R. Horton OCI, Inc., D.R. Horton Orange County Inc. and DRH Regrem IX, Inc.), a Delaware corporation;

D.R. Horton Cruces Construction, Inc. (f/k/a DRH Regrem XI, Inc.), a Delaware corporation;

D.R. Horton Los Angeles Holding Company, Inc., a California corporation;

D.R. Horton Management Company, Ltd., a Texas limited partnership;

D.R. Horton Materials, Inc., a Delaware corporation;

D.R. Horton Serenity Construction, LLC (f/k/a DRH Regrem VIII, LLC), a Delaware limited liability company;

D.R. Horton VEN Inc. (f/k/a D.R. LAV Inc. and D.R. Horton San Diego Holding Company, Inc.), a California corporation;

DRH Cambridge Homes, Inc., a California corporation;

DRH Cambridge Homes, LLC, a Delaware limited liability company;

DRH Construction, Inc., a Delaware corporation;

DRH Regrem VII, LP, a Texas limited partnership;

DRH Regrem XII, LP, a Texas limited partnership;

DRH Regrem XIV, Inc., a Delaware corporation;

DRH Regrem XV, Inc., a Delaware corporation;

DRH Regrem XVI, Inc., a Delaware corporation;

DRH Regrem XVII, Inc., a Delaware corporation;

DRH Regrem XVIII, Inc., a Delaware corporation;

DRH Regrem XIX, Inc., a Delaware corporation;

DRH Regrem XX, Inc., a Delaware corporation;

DRH Regrem XXI, Inc., a Delaware corporation;

DRH Regrem XXII, Inc., a Delaware corporation;

DRH Regrem XXIII, Inc., a Delaware corporation;

DRH Regrem XXIV, Inc., a Delaware corporation;

DRH Regrem XXV, Inc. (f/k/a D.R. Horton VEN, Inc. and D.R. Horton Inc. – Los Angeles), a Delaware corporation;

DRH Regrem XXVII, LLC, a Delaware limited liability company;

DRH Regrem XXVIII, LLC, a Delaware limited liability company;

DRH Regrem XXIX, LLC, a Delaware limited liability company;

DRH Regrem XXX, LLC, a Delaware limited liability company;

DRH Southwest Construction, Inc., a California corporation;

DRH Tucson Construction, Inc., a Delaware corporation;

HPH Homebuilders 2000 L.P., a California limited partnership;

KDB Homes, Inc., a Delaware corporation;

Meadows I, Ltd., a Delaware corporation;

Meadows II, Ltd., a Delaware corporation;

Meadows VIII, Ltd., a Delaware corporation;

Meadows IX, Inc., a New Jersey corporation;

Meadows X, Inc., a New Jersey corporation;

Melmort Co., a Colorado corporation;

Melody Homes, Inc., a Delaware corporation;

Schuler Homes of Arizona, LLC, a Delaware limited liability company;

Schuler Homes of California, Inc., a California corporation;

Schuler Homes of Oregon, Inc., an Oregon corporation;

Schuler Homes of Washington, Inc., a Washington corporation;

Schuler Mortgage, Inc., a Delaware corporation;

Schuler Realty Hawaii, Inc., a Hawaii corporation;

SGS Communities at Grande Quay, L.L.C., a New Jersey limited liability company;

SHA Construction LLC, a Delaware limited liability company;

SHLR of California, Inc., a California corporation;

SHLR of Colorado, Inc., a Colorado corporation;

SHLR of Nevada, Inc., a Nevada corporation;

SHLR of Utah, Inc., a Utah corporation;

SHLR of Washington, Inc., a Washington corporation;

SRHI LLC, a Delaware limited liability company;

SSHI LLC, a Delaware limited liability company;

Vertical Construction Corporation, a Delaware corporation;

Western Pacific Funding, Inc., a California corporation;

Western Pacific Housing — Antigua, LLC, a Delaware limited liability company;

Western Pacific Housing — Aviara, L.P., a California limited partnership;

Western Pacific Housing — Boardwalk, LLC, a Delaware limited liability company;

Western Pacific Housing — Broadway, LLC, a Delaware limited liability company;

Western Pacific Housing — Canyon Park, LLC, a Delaware limited liability company;

Western Pacific Housing — Carmel, LLC, a Delaware limited liability company;

Western Pacific Housing — Carrillo, LLC, a Delaware limited liability company;

Western Pacific Housing — Communications Hill, LLC, a Delaware limited liability company;

Western Pacific Housing — Copper Canyon, LLC, a Delaware limited liability company;

Western Pacific Housing — Creekside, LLC, a Delaware limited liability company;

Western Pacific Housing — Culver City, L.P., a California limited partnership;

Western Pacific Housing — Del Valle, LLC, a Delaware limited liability company;

Western Pacific Housing — Lomas Verdes, LLC, a Delaware limited liability company;

Western Pacific Housing — Lost Hills Park, LLC, a Delaware limited liability company;

Western Pacific Housing — McGonigle Canyon, LLC, a Delaware limited liability company;

Western Pacific Housing — Mountaingate, L.P., a California limited partnership;

Western Pacific Housing — Norco Estates, LLC, a Delaware limited liability company;

Western Pacific Housing — Oso, L.P., a California limited partnership;

Western Pacific Housing — Pacific Park II, LLC, a Delaware limited liability company;

Western Pacific Housing — Park Avenue East, LLC, a Delaware limited liability company;

Western Pacific Housing — Park Avenue West, LLC, a Delaware limited liability company;

Western Pacific Housing — Playa Vista, LLC, a Delaware limited liability company;

Western Pacific Housing — Poinsettia, L.P., a California limited partnership;

Western Pacific Housing — River Ridge, LLC, a Delaware limited liability company;

Western Pacific Housing — Robinhood Ridge, LLC, a Delaware limited liability company;

Western Pacific Housing — Santa Fe, LLC, a Delaware limited liability company;

Western Pacific Housing — Scripps II, LLC, a Delaware limited liability company;

Western Pacific Housing — Scripps, L.P., a California limited partnership;

Western Pacific Housing — Seacove, L.P., a California limited partnership;

Western Pacific Housing — Studio 528, LLC, a Delaware limited liability company;

Western Pacific Housing — Terra Bay Duets, LLC, a Delaware limited liability company;

Western Pacific Housing — Torrance, LLC, a Delaware limited liability company;

Western Pacific Housing — Torrey Commercial, LLC, a Delaware limited liability company;

Western Pacific Housing — Torrey Meadows, LLC, a Delaware limited liability company;

Western Pacific Housing — Torrey Multi-Family, LLC, a Delaware limited liability company;

Western Pacific Housing — Torrey Village Center, LLC, a Delaware limited liability company;

Western Pacific Housing — Vineyard Terrace, LLC, a Delaware limited liability company;

Western Pacific Housing — Windemere, LLC, a Delaware limited liability company;

Western Pacific Housing — Windflower, L.P., a California limited partnership;

Western Pacific Housing, Inc., a Delaware corporation;

Western Pacific Housing, L.P. (f/k/a Western Pacific Housing Co.), a California limited partnership;

Western Pacific Housing Management, Inc., a California corporation; and

WPH — Camino Ruiz, LLC, a Delaware limited liability company;

and (ii) each of the Company’s Subsidiaries that becomes a guarantor of the Notes pursuant to the provisions of the Indenture, in each case until released from its Guarantee pursuant to the provisions of the Indenture.

“Intangible Assets” means with respect to the Notes, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their prior carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset (within one year of its acquisition) to its fair market value in accordance with GAAP) and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and the Guarantors prepared in accordance with GAAP.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Issue Date” means February 24, 2014, the date on which the Notes are originally issued under this Supplemental Indenture.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-Guarantor Subsidiary” means any Subsidiary of the Company that is not a Guarantor.

“Permitted Liens” means any Lien:

(1) incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, development obligations, progress payments, government contracts, utility services, developer’s or other obligations to make on-site or off-site improvements and other obligations of like nature (exclusive of obligations for the payment of borrowed money but including the items referred to in the parenthetical in clause (i)(a) of the definition of “Indebtedness”), in each case incurred in the ordinary course of business of the Company and the Guarantors,

(2) constituting attachment or judgment liens,

(3) securing Non-Recourse Indebtedness of the Company or any Guarantor; provided, that it applies only to the Property financed out of the net proceeds of such Non-Recourse Indebtedness (and any accessions thereto and proceeds thereof),

(4) securing Purchase Money Indebtedness; provided, that it applies only to the Property acquired, constructed or improved with the proceeds of such Purchase Money Indebtedness (and any accessions thereto and proceeds thereof),

(5) constituting purchase money Liens (including Capitalized Lease Obligations); provided, that it applies only to the Property acquired (and any accessions thereto and proceeds thereof) and the related Indebtedness is incurred within 180 days after the acquisition of such Property,

(6) constituting the right of a lender or lenders to which the Company or a Guarantor may be indebted to offset against, or appropriate and apply to the payment of such, Indebtedness any and all balances, credits, deposits, accounts or money of the Company or a Guarantor with or held by such lender or lenders or its affiliates,

(7) constituting the pledge or deposit of cash or other Property in conjunction with obtaining surety, performance, completion or payment bonds and letters of credit or other similar instruments or providing earnest money obligations, escrows or similar purpose undertakings or indemnifications in the ordinary course of business of the Company and the Guarantors,

(8) incurred in connection with pollution control, industrial revenue, water, sewage or other public improvement bonds or any similar bonds,

(9) statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other Liens imposed by law and arising in the ordinary course of business,

(10) leases or subleases granted to others not materially interfering with the ordinary course of business of the Company and the Guarantors taken as a whole,

(11) Liens securing community development district bonds or similar bonds issued by any governmental authority to accomplish similar purposes,

(12) Liens on assets and properties of joint ventures or limited partnerships that are not wholly-owned Subsidiaries of the Company or any of the Guarantors, and

(13) Liens securing the Company’s or the Guarantors’ obligations to third parties, in connection with joint development agreements with such third parties, to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting Company’s or the Guarantors’ Property and Property belonging to such third parties.

“Purchase Money Indebtedness” means Indebtedness of the Company or any Guarantor incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any Property to be used in the ordinary course of business by the Company and the Guarantors; provided, however, that (i) the aggregate principal amount of such Indebtedness shall not exceed such purchase price or cost and (ii) such Indebtedness shall be incurred no later than 180 days after the acquisition of such Property or completion of such construction or improvement.

“Rating Agency” means (1) each of Moody’s, Fitch and S&P; or (2) if any of Moody’s, Fitch or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available (for reasons outside of the Company’s control), a “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement Rating Agency for Moody’s, Fitch or S&P, or all three, as the case may be.

“Ratings Downgrade Event” means the rating on the Notes is lowered independently by each of the Rating Agencies and the Notes are rated below Investment Grade by all three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Ratings Downgrade Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Downgrade Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Downgrade Event).

“Reference Treasury Dealers” means (a) Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and RBS Securities Inc. (or any of their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer, and (b) any other Primary Treasury Dealer(s) selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided however that if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to the date of such redemption.

“Revolving Credit Facility” means the revolving credit facility entered into by the Company pursuant to that certain Credit Agreement dated as of September 7, 2012, as amended prior to the Issue Date and as may be further amended or modified from time to time, by and among the Company, The Royal Bank of Scotland plc as administrative agent and the lenders and other parties thereto.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means a sale or transfer made by the Company or a Guarantor of any Property which is either (a) a manufacturing facility, project club house, amenity center and common area, office building, warehouse or distribution facility whose book value equals or exceeds 1% of Consolidated Adjusted Tangible Assets as of the date of determination or (b) another Property which exceeds 5% of Consolidated Adjusted Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such Property to the Company or a Guarantor, provided that “Sale and Leaseback Transaction” shall not include (1) a sale-leaseback transaction relating to a Property entered into within 180 days after the later of (i) the date of acquisition of such Property by the Company or a Guarantor and (ii) the date of the completion of construction or commencement of full operations on such Property, whichever is later, (2) a sale-leaseback transaction which has a lease of no more than three years in length or (3) a sale or transfer made to the Company or another Guarantor.

“Secured Debt” means any Indebtedness of the Company or any Guarantor which is secured by (a) a Lien in any Property of the Company or a Guarantor (other than property excluded in clause (b)) or (b) a Lien on Capital Stock owned directly or indirectly by the Company or a Guarantor in a corporation or other entity (other than a Non-Guarantor Subsidiary) or in the rights of the Company or a Guarantor in respect of Indebtedness of a corporation or other entity (other than a Non-Guarantor Subsidiary) in which the Company or a Guarantor owns Capital Stock. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given. For the avoidance of doubt, cash collateralized letters of credit issued under the Revolving Credit Facility shall not constitute Secured Debt.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

ARTICLE THREE

Covenants

Section 3.01. Limitations on Secured Debt.

The Company will not, and will not cause or permit any Guarantor to, create, incur, assume or guarantee any Secured Debt unless the Notes are secured equally and ratably with (or prior to) such Secured Debt, provided that the foregoing does not prohibit the creation, incurrence, assumption or guarantee of:

(1) Secured Debt which is secured by Liens on model homes, homes held for sale, homes that are under construction or under contract for sale, contracts for the sale of homes, land (improved or unimproved), contracts for the sale of land, project club houses, amenity centers and common areas, manufacturing plants, warehouses, distribution facilities or office buildings, and fixtures and equipment located at or on any of the foregoing or leasehold or other interests in any of the foregoing;

(2) Secured Debt which is secured by a Lien on Property at the time of its acquisition by the Company or a Guarantor, which Lien secures obligations assumed by the Company or a Guarantor, or on the Property of a corporation or other entity at the time it is merged into or consolidated with the Company or a Guarantor or becomes a Guarantor as a result of the acquisition of its Capital Stock by the Company or a Guarantor (other than Secured Debt created in contemplation of the acquisition of such Property or the consummation of such a merger or consolidation or acquisition where the Lien attaches to or affects the Property of the Company or a Guarantor prior to such transaction);

(3) Secured Debt which is secured by Liens arising from conditional sales agreements or title retention agreements with respect to Property acquired by the Company or a Guarantor;

(4) Secured Debt which is secured by Liens securing Indebtedness of a Guarantor owing to the Company or to another Guarantor;

(5) Indebtedness secured by a Permitted Lien; and

(6) any amendment, restatement, supplement, renewal, replacement, extension, refinancing or refunding, in whole or in part (“Refinanced Debt”), of Secured Debt that was permitted to be created, incurred, assumed or guaranteed pursuant to clauses (1) through (5) above at the time of the original creation, incurrence, assumption or guarantee thereof, or by this clause (6), provided in each case that the principal amount of the Refinanced Debt does not exceed the principal amount of the Secured Debt being refinanced, extended, renewed or replaced (plus accrued interest thereon and expenses of refinancing, extension, renewal or replacement) and such Refinanced Debt is not secured by any additional Properties of the Company or any Guarantor (other than accessions and proceeds).

In addition, the Company and the Guarantors may create, incur, assume or guarantee Secured Debt, without equally or ratably (or on a senior basis) securing the Notes, if immediately thereafter the sum of (1) the aggregate principal amount (or the accreted value thereof, in the case of any Secured Debt issued with original issue discount) of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (6) above and any Secured Debt in relation to which the Notes have been secured equally and ratably (or on a senior basis)) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (1) and (2) and if the 365 day period referenced therein shall have expired, also clause (3) under Section 3.02) as of the date of determination would not exceed 20% of Consolidated Adjusted Tangible Assets.

Section 3.02. Restrictions on Sale and Leaseback Transactions.

The Company will not, and will not cause or permit any Guarantor to, enter into any Sale and Leaseback Transaction, unless:

(1) notice is promptly given to the Trustee of the Sale and Leaseback Transaction;

(2) fair value is received by the Company or a Guarantor for the Property sold (as determined in good faith pursuant to a resolution of the Board of Directors delivered to the Trustee); and

(3) the Company or a Guarantor, within 365 days after the completion of the Sale and Leaseback Transaction, applies an amount equal to the net proceeds therefrom either:

(A) to the redemption, repayment or retirement of the Notes and the Securities of all other Series under the Base Indenture (other than a Series that, pursuant to the applicable supplemental indenture or Authorizing Resolution, does not have the benefit of this Section or its equivalent), including the cancellation by the Trustee of any Securities of any such Series delivered by the Company to the Trustee, or any other Indebtedness of the Company or any Guarantor (other than Indebtedness which by its terms or the terms of the instrument by which it was issued is subordinate in right of payment to the Notes or any such other Series), or

(B) to the purchase by the Company or a Guarantor of Property substantially similar to the Property sold or transferred.

Without regard to the foregoing, the Company and the Guarantors may enter into a Sale and Leaseback Transaction if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (6) of the first paragraph of Section 3.01 above or Secured Debt in relation to which the Notes have been secured equally and ratably (or on a senior basis)) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (1) and (2) and if the 365 day period referenced therein shall have expired, also clause (3) above) as of the date of determination would not exceed 20% of Consolidated Adjusted Tangible Assets.

Section 3.03. Offer to Purchase upon Change of Control Triggering Event.

(1) In the event that there shall occur a Change of Control Triggering Event, except as otherwise provided in Section 3.03(6) hereof, the Company shall make an offer to each Holder of the Notes (the “Change of Control Offer”) to purchase all or any part of such Holder’s Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (the “Change of Control Purchase Price”) in accordance with the procedures set forth in this Section 3.03.

(2) On or before the thirtieth day after any Change of Control Triggering Event, or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall be obligated to make the Change of Control Offer by mailing, or causing to be mailed, to all Holders of Notes, with a copy to the Trustee, a notice regarding the Change of Control Triggering Event and the Change of Control Offer. The notice shall state the payment date for the repurchase of the Notes, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice may, if mailed prior to the date of consummation of the Change of Control, also state that the offer to purchase is conditioned on a Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

(3) On the payment date of the Change of Control Purchase Price as specified in the notice, the Company shall, to the extent lawful:

(A) accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(B) deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer; and

(C) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(4) The Paying Agent shall promptly mail to each Holder of Notes properly tendered pursuant to the Change of Control Offer, the Change of Control Purchase Price for such Notes, and the Trustee shall promptly authenticate and mail, or cause to be transferred by book entry, to each such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that the new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as reasonably practicable after the payment date of the Change of Control Purchase Price.

(5) The Company will comply with applicable law, including Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 3.03, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.03 by virtue of such conflict.

(6) The Company will not be required to make a Change of Control Offer after a Change of Control Triggering Event if (a) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer, (b) the Company has given notice to redeem all Notes in accordance with paragraph 4 of the Notes and Article Three of the Base Indenture, unless and until there is a default in payment of the applicable redemption price or (c) in connection with or in contemplation of any Change of Control for which a definitive agreement is in place, the Company or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes properly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all Notes properly tendered and not withdrawn in accordance with the terms of such Alternate Offer.

(7) None of the provisions relating to a repurchase upon a Change of Control Triggering Event shall be waivable by the Board of Directors of the Company.

ARTICLE FOUR

Miscellaneous

Section 4.01. Governing Law.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE GUARANTEES.

Section 4.02. No Adverse Interpretation of Other Agreements.

This Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Supplemental Indenture.

Section 4.03. No Recourse Against Others.

All liability (i) described in Paragraph 11 of the Notes, of any director, officer, employee or stockholder, as such, of the Company and (ii) described in the second paragraph of the guarantees of each Guarantor, of any stockholder, officer, director, employee, incorporator, partner, member or manager, as such, of any Guarantor, is waived and released.

Section 4.04. Successors and Assigns.

All covenants and agreements of the Company and the Guarantors in this Supplemental Indenture and the Notes shall bind its successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successors and assigns.

Section 4.05. Duplicate Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 4.06. Severability.

In case any one or more of the provisions contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Notes.

SIGNATURES

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

D.R. HORTON, INC.

By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice President and
Chief Financial Officer

GUARANTORS:

C. RICHARD DOBSON BUILDERS, INC.

CH INVESTMENTS OF TEXAS, INC.

CHI CONSTRUCTION COMPANY

CHTEX OF TEXAS, INC.

CONTINENTAL HOMES, INC.

CONTINENTAL RESIDENTIAL, INC.

D.R. HORTON BAY, INC.

D.R. HORTON CRUCES CONSTRUCTION, INC.

D.R. HORTON, INC. – BIRMINGHAM

D.R. HORTON, INC. – CHICAGO

D.R. HORTON, INC. – DIETZ-CRANE

D.R. HORTON, INC. – FRESNO

D.R. HORTON, INC. – GREENSBORO

D.R. HORTON, INC. – GULF COAST

D.R. HORTON, INC. – HUNTSVILLE

D.R. HORTON, INC. – JACKSONVILLE

D.R. HORTON, INC. – LOUISVILLE

D.R. HORTON, INC. – MINNESOTA

D.R. HORTON, INC. – NEW JERSEY

D.R. HORTON, INC. – PORTLAND

D.R. HORTON, INC. – SACRAMENTO

D.R. HORTON, INC. – TORREY

D.R. HORTON LA NORTH, INC.

D.R. HORTON LOS ANGELES HOLDING COMPANY, INC.

D.R. HORTON MATERIALS, INC.

D.R. HORTON VEN, INC.

DRH CAMBRIDGE HOMES, INC.

DRH CONSTRUCTION, INC.

DRH REGREM XIV, INC.

DRH REGREM XV, INC.

DRH REGREM XVI, INC.

DRH REGREM XVII, INC.

DRH REGREM XVIII, INC.

DRH REGREM XIX, INC.

DRH REGREM XX, INC.

DRH REGREM XXI, INC.

DRH REGREM XXII, INC.

DRH REGREM XXIII, INC.

DRH REGREM XXIV, INC.

DRH REGREM XXV, INC.

DRH SOUTHWEST CONSTRUCTION, INC.

DRH TUCSON CONSTRUCTION, INC.

KDB HOMES, INC.

MEADOWS I, LTD.

MEADOWS II, LTD.

MEADOWS VIII, LTD.

MEADOWS IX, INC.

MEADOWS X, INC.

MELMORT CO.
MELODY HOMES, INC.
SCHULER HOMES OF CALIFORNIA, INC.
SCHULER HOMES OF OREGON, INC.
SCHULER HOMES OF WASHINGTON, INC.
SCHULER MORTGAGE, INC.
SCHULER REALTY HAWAII, INC.
SHLR OF CALIFORNIA, INC.
SHLR OF COLORADO, INC.
SHLR OF NEVADA, INC.
SHLR OF UTAH, INC.
SHLR OF WASHINGTON, INC.
VERTICAL CONSTRUCTION CORPORATION
WESTERN PACIFIC FUNDING, INC.
WESTERN PACIFIC HOUSING, INC.
WESTERN PACIFIC HOUSING MANAGEMENT, INC.

By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice President and
Chief Financial Officer

CONTINENTAL HOMES OF TEXAS, L.P.

By:	CHTEX of Texas, Inc., its General Partner

By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice President and
Chief Financial Officer

D.R. HORTON MANAGEMENT COMPANY, LTD.
D.R. HORTON – EMERALD, LTD.
D.R. HORTON – TEXAS, LTD.
DRH REGREM VII, LP
DRH REGREM XII, LP

By:	Meadows I, Ltd., its General Partner

By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice President and
Chief Financial Officer

SGS COMMUNITIES AT GRANDE QUAY, L.L.C.

By:	Meadows IX, Inc., a Member

By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice President and
Chief Financial Officer

and

By:	Meadows X, Inc., a Member

By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice President and
Chief Financial Officer

DRH CAMBRIDGE HOMES, LLC D.R. HORTON SERENITY CONSTRUCTION, LLC

By:	D.R. Horton, Inc. – Chicago, its Member

By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice President and
Chief Financial Officer

HPH HOMEBUILDERS 2000 L.P.
WESTERN PACIFIC HOUSING, L.P.
WESTERN PACIFIC HOUSING – ANTIGUA, LLC
WESTERN PACIFIC HOUSING – AVIARA, L.P.
WESTERN PACIFIC HOUSING –BOARDWALK, LLC
WESTERN PACIFIC HOUSING – BROADWAY, LLC
WESTERN PACIFIC HOUSING – CANYON PARK, LLC
WESTERN PACIFIC HOUSING – CARMEL, LLC
WESTERN PACIFIC HOUSING – CARRILLO, LLC
WESTERN PACIFIC HOUSING – COMMUNICATIONS HILL, LLC
WESTERN PACIFIC HOUSING – COPPER CANYON, LLC
WESTERN PACIFIC HOUSING – CREEKSIDE, LLC
WESTERN PACIFIC HOUSING – CULVER CITY, L.P.
WESTERN PACIFIC HOUSING – DEL VALLE, LLC
WESTERN PACIFIC HOUSING – LOMAS VERDES, LLC
WESTERN PACIFIC HOUSING – LOST HILLS PARK, LLC
WESTERN PACIFIC HOUSING – MCGONIGLE CANYON, LLC
WESTERN PACIFIC HOUSING – MOUNTAINGATE, L.P.
WESTERN PACIFIC HOUSING – NORCO ESTATES, LLC
WESTERN PACIFIC HOUSING – OSO, L.P.
WESTERN PACIFIC HOUSING – PACIFIC PARK II, LLC
WESTERN PACIFIC HOUSING – PARK AVENUE EAST, LLC
WESTERN PACIFIC HOUSING – PARK AVENUE WEST, LLC
WESTERN PACIFIC HOUSING – PLAYA VISTA, LLC
WESTERN PACIFIC HOUSING – POINSETTIA, L.P.
WESTERN PACIFIC HOUSING – RIVER RIDGE, LLC
WESTERN PACIFIC HOUSING – ROBINHOOD RIDGE, LLC
WESTERN PACIFIC HOUSING – SANTA FE, LLC
WESTERN PACIFIC HOUSING – SCRIPPS II, LLC

WESTERN PACIFIC HOUSING – SCRIPPS, L.P.
WESTERN PACIFIC HOUSING – SEACOVE, L.P.
WESTERN PACIFIC HOUSING – STUDIO 528, LLC
WESTERN PACIFIC HOUSING – TERRA BAY DUETS, LLC
WESTERN PACIFIC HOUSING – TORRANCE, LLC
WESTERN PACIFIC HOUSING – TORREY COMMERCIAL, LLC
WESTERN PACIFIC HOUSING – TORREY MEADOWS, LLC
WESTERN PACIFIC HOUSING – TORREY MULTI-FAMILY, LLC
WESTERN PACIFIC HOUSING – TORREY VILLAGE CENTER, LLC
WESTERN PACIFIC HOUSING – VINEYARD TERRACE, LLC
WESTERN PACIFIC HOUSING – WINDEMERE, LLC
WESTERN PACIFIC HOUSING – WINDFLOWER, L.P.
WPH-CAMINO RUIZ, LLC

By:	Western Pacific Housing Management, Inc.,
its Manager, Member or General Partner

By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice President and
Chief Financial Officer

SCHULER HOMES OF ARIZONA LLC
SHA CONSTRUCTION LLC

By:	SRHI LLC,
its Member

By:	SHLR of Nevada, Inc. its Member

By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice President and
Chief Financial Officer

D.R. HORTON-SCHULER HOMES, LLC

By:	Vertical Construction Corporation,
its Manager

By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice President and
Chief Financial Officer

SRHI LLC

By:	SHLR of Nevada, Inc.,
its Member

By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice President and
Chief Financial Officer

SSHI LLC

By:	SHLR of Washington, Inc.,
its Member

By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice President and
Chief Financial Officer

D.R. HORTON – REGENT, LLC
DRH REGREM XXVII, LLC
DRH REGREM XXVIII, LLC
DRH REGREM XXIX, LLC
DRH REGREM XXX, LLC

By:	D.R. Horton, Inc., its Member

By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice President and
Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST
COMPANY, LLC, as Trustee

By:	/s/ David H. Brill
Name: David H. Brill
Title: EVP & General Counsel

EXHIBIT A

[FORM OF FACE OF SECURITY]

[Global Security Legend]

THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE HOLDERS OF BENEFICIAL INTERESTS HEREIN, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE ANY SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06 OF THE BASE INDENTURE, (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO THE INDENTURE AND (IV) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR TO ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ANY ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO SUCH ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF HAS AN INTEREST HEREIN.

No.	CUSIP No.:
ISIN No.:

3.750% SENIOR NOTES DUE 2019

D.R. HORTON, INC.

a Delaware corporation

promises to pay to Cede & Co. or registered assigns

the principal sum of $[            ] (            ) Dollars on March 1, 2019.

Interest Payment Dates: March 1 and September 1

Record Dates: February 15 and August 15

Dated:

D.R. HORTON, INC.

By:
Title:

By:
Title:

Authenticated:

American Stock Transfer & Trust Company, LLC, as Trustee, certifies that this is one of the Securities referred to in the within mentioned Indenture.

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF SECURITY]

D.R. HORTON, INC.

3.750% SENIOR NOTES DUE 2019

D.R. HORTON, INC., a Delaware corporation (together with its successors and assigns, the “Company”), issued this Security under an Indenture dated as of May 1, 2012 (as amended, modified or supplemented from time to time in accordance therewith, the “Base Indenture”), as supplemented by the Supplemental Indenture dated as of February 24, 2014 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), by and among the Company, the Guarantors party thereto and American Stock Transfer & Trust Company, LLC, as trustee (in such capacity, the “Trustee”), to which reference is hereby made for a statement of the respective rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders and of the terms upon which the Securities are, and are to be, authorized and delivered. All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them therein.

1.	Interest.

The Company promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest semiannually on March 1 and September 1 of each year, commencing September 1, 2014, until the principal is paid or made available for payment. Interest on the Securities will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from February 24, 2014, provided that, if there is no existing default in the payment of interest, and if this Security is authenticated between a record date referred to on the face hereof and the next succeeding interest payment date, interest shall accrue from such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment.

The Company will pay interest on the Securities (except defaulted interest, if any, which will be paid on such special payment date to Holders of record on such special record date as may be fixed by the Company) to the persons who are registered Holders of Securities at the close of business on February 15 or August 15, as the case may be, immediately preceding the applicable interest payment date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.

3.	Paying Agent and Registrar.

Initially, the Trustee will act as Paying Agent and Registrar. The Company may change or appoint any Paying Agent, Registrar or co-Registrar without notice. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Registrar or co-Registrar.

4.	Optional Redemption.

The Company may redeem the Securities at any time or from time to time, in whole or in part. If the Company redeems the Securities at any time prior to December 1, 2018, the redemption price will be equal to the greater of the following amounts: (i) 100% of their principal amount of the Securities being redeemed; and (ii) the present value of the Remaining Scheduled Payments on the Securities being redeemed on the redemption date, discounted to the redemption date, on a semiannual basis, at the Treasury Rate plus 50 basis points (0.50%), plus, in each case, accrued and unpaid interest on such Securities to the redemption date. If the Company redeems the Securities on or after December 1, 2018, the redemption price will be equal to 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest on such Securities to the redemption date. In determining the redemption price and accrued interest, interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at its registered address. Securities in denominations larger than $2,000 may be redeemed in part. On and after the redemption date interest ceases to accrue on Securities or portions of them called for redemption, provided that if the Company shall default in the payment of such Securities at the redemption price together with accrued interest, interest shall continue to accrue at the rate borne by the Securities.

5.	Denominations, Transfer, Exchange.

The Securities are in registered form only without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Securities by presentation of such Securities to the Registrar or a co-Registrar with a request to register the transfer or to exchange them for an equal principal amount of Securities of other denominations. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Security selected for redemption or purchase, except the unredeemed or unpurchased part thereof if the Security is redeemed or purchased in part, or transfer or exchange any Securities for a period of 15 days before a selection of Securities to be redeemed or purchased.

6.	Persons Deemed Owners.

The registered Holder of this Security shall be treated as the owner of it for all purposes.

7.	Unclaimed Money.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

8.	Amendment, Supplement, Waiver.

Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the outstanding Securities of each Series affected by the amendment and any past default or compliance with any provision relating to any Series of the Securities may be waived in a particular instance with the consent of the Holders of a majority in principal amount of the outstanding Securities of such Series. Without the consent of any Securityholder, the Company and the Trustee may amend or supplement the Indenture or the Securities in certain respects as specified in the Indenture.

9.	Successor.

When a successor assumes all the obligations of its predecessor under the Securities and the Indenture, the predecessor will be released from those obligations.

10.	Trustee Dealings With Company.

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its affiliates, and may otherwise deal with the Company or its affiliates, as if it were not Trustee, including owning or pledging the Securities.

11.	No Recourse Against Others.

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities. The waiver may not be effective to waive liabilities under the federal securities laws.

12.	Discharge of Indenture.

The Indenture contains certain provisions pertaining to defeasance and discharge, which provisions shall for all purposes have the same effect as if set forth herein.

13.	Authentication.

This Security shall not be valid until an authorized signatory of the Trustee signs the certificate of authentication on the other side of this Security.

14.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gift to Minors Act).

15.	GOVERNING LAW.

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

16.	CUSIP and ISIN Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Securities and has directed the Trustee to use CUSIP and ISIN numbers in notices of repurchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of repurchase and reliance may be placed only on the other identification numbers placed thereon.

17.	Copies.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and the applicable Authorizing Resolution or supplemental indenture. Requests may be made to: D.R. Horton, Inc., 301 Commerce St., Suite 500, Fort Worth, Texas 76102, Attention: Chief Financial Officer.

18.	Change of Control Triggering Event.

In the event that there shall occur a Change of Control Triggering Event, except as otherwise provided in the Indenture, the Company shall make an offer to each Holder of the Securities to purchase all or any part of such Holder’s Securities at 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase in accordance with the procedures set forth in the Indenture.

19.	Defaults and Remedies.

The Events of Default relating to the Securities are defined in Article Six of the Base Indenture as modified by the Supplemental Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company and the Holders shall be as set forth in the Indenture.

ASSIGNMENT FORM

If you the Holder want to assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Insert assignee’s social security or tax ID number)

(Print or type assignee’s name, address, and zip code)

and irrevocably appoint

agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:

Your signature:

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the United States Securities Exchange Act of 1934, as amended.

EXHIBIT B

[FORM OF NOTATION ON SECURITY OF GUARANTEE]

GUARANTEE

The undersigned (the “Guarantors”) have unconditionally guaranteed, jointly and severally (such guarantee by each Guarantor being referred to herein as the “Guarantee”) (i) the due and punctual payment of the principal of and interest on this Security, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and interest, if any, on this Security, to the extent lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms set forth in Article Nine of the Base Indenture and (ii) in case of any extension of time of payment or renewal of this Security or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

No past, present or future stockholder, officer, director, employee, incorporator, partner, member or manager, as such, of any of the Guarantors shall have any liability under the Guarantee by reason of such person’s status as stockholder, officer, director, employee, incorporator, partner, member or manager. Each Holder of a Security by accepting a Security waives and releases all such liability. This waiver and release are part of the consideration for the issuance of the Guarantees.

Each Holder of this Security by accepting this Security agrees that any Guarantor named below shall have no further liability with respect to its Guarantee if such Guarantor otherwise ceases to be liable in respect of its Guarantee in accordance with the terms of the Indenture.

THE GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Securities upon which the Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

[Signature of Guarantor(s)]

By:
Name:
Title

By:
Name:
Title

B-1